Exhibit 99.1 NEWS RELEASE

August 3, 2017
Noble Midstream Partners Reports Record Results for the Second Quarter 2017
Houston, Texas - Noble Midstream Partners LP (NYSE: NBLX) (Noble Midstream or the Partnership) today reported second quarter 2017 financial and operational results and provided third and fourth quarter 2017 guidance.
The Partnership's results are consolidated to include the non-controlling interests in the Partnership's development companies (DevCos) retained by Noble Energy, Inc. (Noble Energy); however, certain results are shown as "attributable to the Partnership," which excludes the non-controlling interests in the DevCos retained by Noble Energy. Noble Midstream believes the results "attributable to the Partnership" provide the best representation of the ongoing operations from which the Partnership's unitholders will benefit.
On June 26, 2017, the Partnership closed on its previously announced inaugural acquisition of additional DevCo interests from Noble Energy (the dropdown), which is further described below. Results attributable to the Partnership reflect pre-dropdown DevCo interests for periods prior to the closing date and current DevCo interests for periods subsequent to the closing date.
The Partnership's second quarter results are highlighted by records in key financial and operational metrics.
Second Quarter Records include:

•	Net Income of $39 million, or $32 million attributable to the Partnership

•	Net Cash Provided by Operating Activities of $42 million

•	EBITDA[1] of $42 million, or $34 million attributable to the Partnership, an increase over the prior quarter of 28% attributable to the Partnership

•	Increased the Partnership's distribution to $0.4457 per unit, an 8.5% increase from the first quarter 2017 distribution and a 19% increase over the minimum quarterly cash distribution

•
Distributable Cash Flow (DCF)[1] attributable to the Partnership of $30 million, resulting in DCF coverage of 1.9x on an as-declared basis, or 2.3x pro forma after giving effect to the dropdown transaction for the full quarter

•	Oil and gas gathering volumes of 74 thousand barrels of oil equivalent per day (MBoe/d), an 18% increase over first quarter 2017 volumes of 63 MBoe/d

•	Produced water gathering volumes of 13 thousand barrels of water per day (MBw/d), a 39% increase over the prior quarter

•
Commenced fresh water delivery to the Partnership's first third party customer in the DJ Basin in April 2017, contributing to fresh water delivery volumes of 184 MBw/d, a 42% increase over the prior quarter

Terry R. Gerhart, Chief Executive Officer of the general partner of Noble Midstream commented, "All segments exceeded our expectations in the second quarter, establishing many new records before contribution from new growth projects. Our first Delaware Basin Central Gathering Facility is now online, and we expect to carry recent momentum into the second half of the year as our teams continue to execute.
The strength of our business, our strategically located assets, and the portfolio enhancements we have made to date, provide durability to our distribution, even in a $40 to $50 oil price environment. Demonstrating this durability, we

1 EBITDA and DCF are not Generally Accepted Accounting Principles ("GAAP") measures. Definitions and reconciliations of these non-GAAP measures to their most directly comparable GAAP reporting measures appear in Schedule 4 of the financial tables which follow.

remain confident in our ability to deliver 20% Distribution per Unit annual growth through 2020 without additional drop downs and coverage of approximately 1.3x."

Second Quarter 2017 Results
Oil gathering volumes averaged 54 MBbl/d in the second quarter, an increase of 22% over the prior quarter, and gas gathering volumes averaged 158 BBtu/d, an increase of 8% over the prior quarter. Combined, the Partnership gathered 74 MBoe/d, an 18% increase above the prior quarter. Produced water gathering volumes for the second quarter averaged 13 MBw/d, an increase of 39% over the prior quarter. Second quarter volume growth in the Partnership's gathering segment was primarily driven by a 55% increase in equivalent wells connected to its gathering systems as 48 equivalent wells, normalized to 4,500 lateral feet, were connected in the quarter.
Fresh water delivered in the second quarter averaged 184 MBw/d, a 42% increase above the prior quarter, primarily driven by the commencement of fresh water delivery in April to our first third party customer in the DJ Basin and increased completions in Noble Energy's Wells Ranch area, within the Colorado River DevCo. The Partnership delivered fresh water to 67 equivalent Noble Energy wells in the second quarter, including 47 equivalent wells in Wells Ranch averaging 268 MBw per equivalent well and 20 equivalent wells on federal leases in the East Pony area averaging 126 MBw per equivalent well, which were permitted in 2015 for lower water volumes, within the San Juan River DevCo.
Crude oil throughput volumes on the Advantage pipeline during the second quarter averaged 35 MBbl/d, before Noble Midstream and Plains All American, L.P.'s (Plains) connections into the Advantage system are operational, which is expected to occur later in the third quarter.
Second quarter revenue was $58 million, comprised of $34 million in revenue from the gathering segment and $24 million in revenue from the fresh water delivery segment. Total operating expenses were $20 million, which included $14 million in direct operating expense, resulting in operating income of $38 million in the second quarter, an increase of 11% from the prior quarter. Second quarter investment income of $1.6 million is primarily comprised of $1.1 million from the Partnership's minority ownership in White Cliffs Pipeline LLC and $0.5 million from the Partnership's 50% ownership in the Advantage joint venture.
Net income for the second quarter was $39 million, or $32 million attributable to the Partnership, or $0.98 per limited partner unit. Net cash provided by operating activities was $42 million in the second quarter.
EBITDA was $42 million in the second quarter, or $34 million attributable to the Partnership, an increase over the prior quarter of 12% and 28%, respectively. EBITDA attributable to the Partnership, excluding fresh water, in the second quarter was $20 million. Attributable to the Partnership in the second quarter, cash interest expense was $0.6 million and maintenance capital expenditures totaled $3 million, resulting in DCF of $30 million and a DCF coverage ratio of 1.9x. DCF coverage pro forma for a full quarter of additional DevCo interest acquired was 2.3x.

Capital Expenditures & Growth Projects Update
Capital expenditures, excluding acquisitions, in the second quarter totaled $84 million, or $46 million attributable the Partnership.
Delaware Basin
Blanco River DevCo (NBLX ownership: 40%; NBLX ownership prior to June 26, 2017: 25%)
Second quarter capital spending was $36 million, or $9 million attributable to the Partnership, primarily on the first central gathering facility (CGF) and associated gathering infrastructure, which became operational in July 2017, with oil, gas and produced water capacity of 10 MBbl/d, 20 MMcf/d, and 15 MBw/d, respectively.
The Partnership is planning to expand the oil, gas and produced water capacity on this facility by 30 MBbl/d, 60 MMcf/d, and 60 MBw/d, respectively. The additional capacity is expected to be operational in early 2018. Planning and long-lead procurement is underway for three additional CGFs. One is expected to be complete in December of 2017, and two are expected to be complete in the first half of 2018.

Trinity River DevCo (NBLX ownership: 100%)
Second quarter capital spending, excluding acquisitions, was $5 million, primarily on Noble Midstream's 15-mile connection from its first Delaware Basin CGF to the Advantage pipeline, expected to be complete later this month.

DJ Basin
Laramie River DevCo (NBLX ownership: 100%)
Second quarter capital spending was $22 million, primarily due to construction of the Partnership's oil and produced water gathering system for its first third party customer in the DJ Basin. This system is expected to be operational this quarter and includes a 35-mile, 60 MBbl/d oil transmission line, 30 MBw/d of produced water capacity, and a fresh water delivery system, which became operational in April 2017.

Colorado River DevCo (NBLX ownership: 100%; NBLX ownership prior to June 26, 2017: 80%)
Second quarter capital spending was $7 million, or $6 million attributable to the Partnership, primarily on Noble Energy well connections in Wells Ranch and East Pony. The Partnership anticipates gathering volumes will grow in the third and fourth quarter as it continues to connect new wells in Wells Ranch and East Pony.

Green River DevCo (NBLX ownership: 25%)
Second quarter capital spending was $14 million, or $4 million attributable to the Partnership, primarily due to procurement and construction on the Partnership's oil, gas and produced water gathering system and expansion of the fresh water delivery infrastructure in Noble Energy's Mustang area. The freshwater expansion is expected to be operational late in 2017 and the gathering system is expected to be operational in early 2018.

Closing of the Advantage Joint Venture and Inaugural Dropdown Transaction
On April 3, 2017, Noble Midstream and Plains, through a 50/50 joint venture, completed the acquisition of Advantage Pipeline, L.L.C. (Advantage) for $133 million. The Partnership contributed approximately $67 million of cash in exchange for its 50% interest in the joint venture. Noble Midstream now operates the Advantage system, which includes a 70-mile crude oil pipeline in the southern Delaware Basin from Reeves County, Texas, to Crane County, Texas, with 150,000 barrels of daily shipping capacity and 490,000 barrels of storage capacity.

On June 26, 2017, the Partnership closed on the acquisition of the remaining interest in Colorado River DevCo LP and an additional interest in Blanco River DevCo LP from Noble Energy for total aggregate consideration of $270 million, consisting of $245 million in cash and 562,430 of the Partnership's common units. The Partnership funded the cash consideration with a combination of borrowings under our revolving credit facility, proceeds from the private placement of 3,525,000 of the Partnership's common units, and from cash on hand.

Liquidity
As of June 30, 2017, the Partnership had $180 million of liquidity with $20 million in cash on hand and $160 million undrawn under its $350 million unsecured revolving credit facility.

Quarterly Distribution
On July 27, 2017, the Board of Directors of Noble Midstream's general partner, Noble Midstream GP LLC, declared a second quarter cash distribution of $0.4457 per unit.
This distribution is an 8.5% increase above the first quarter distribution and represents a one-time increase of approximately 80% above the Partnership's 4.7% quarterly distribution growth target as a result of the Partnership's previously announced acquisition of additional interests in Colorado River DevCo LP and Blanco River DevCo LP from Noble Energy, Inc., which closed on June 26, 2017.
The second quarter distribution is payable on August 14, 2017, to unitholders of record as of August 7, 2017.

Guidance
2017 guidance, including third and fourth quarter details, for capital, volumes and key financial metrics can be found in the table below. The 2017 capital budget remains $365 million to $405 million, or $215 million to $235 million attributable to the Partnership.
Following the record volumes in the second quarter, new growth projects are expected to become operational in the third and fourth quarter of 2017, which are expected to provide continued gathering volume growth throughout the year. Highlighting the volume guidance is expected oil and gas gathering volume growth of 36% in the second half of 2017 above the first half average, with third quarter volumes expected to grow 5% to 16% above the record second quarter average volumes, and fourth quarter volumes expected to grow 28% above anticipated third quarter volumes.
Produced water gathering volumes are also expected to continue to set records as the average volume in the second half is expected to nearly triple the first half average, with third quarter volumes expected to grow 43% to 74% above the second quarter average, and fourth quarter volumes expected to grow 94% to 105% from the expected third quarter volumes.
Third and fourth quarter fresh water delivery volumes are expected to range between 100 MBw/d and 130 MBw/d, or 27% below the first half daily fresh water delivery average due primarily to the Partnership's continued use of conservative fresh water per equivalent well estimates and projected reduced completion activity.
Second half of 2017 reduced fresh water delivery is expected to be offset by the gathering segment growth in net income and EBITDA, while EBTIDA attributable to the Partnership is estimated to grow approximately 29% in the second half of 2017 as a results of the additional DevCo interests recently acquired in the drop down. The second half of 2017 financial guidance is highlighted by DCF coverage of 1.6x to 1.9x in the third quarter and 1.8x to 2.1x in the fourth quarter.

	Actuals		Guidance
	1Q	2Q	3Q			4Q			FY 2017
Gross Volumes
Oil Gathered (MBbl/d)	44	54	56	-	62	74	-	82	57	-	61
Gas Gathered (MMcf/d)	112	122	130	-	144	153	-	169	129	-	137
Oil and Gas Gathered (MBoe/d)	63	74	78	-	86	100	-	110	79	-	83
Produced Water Gathered (MBw/d)	9	13	18	-	22	35	-	45	19	-	22
Fresh Water Delivered (MBw/d)	129	184	100	-	130	100	-	130	128	-	143

Financials ($MM)
Net Income	$35	$39	$33	-	$36	$38	-	$42	$145	-	$152
Gross EBITDA[1]	$37	$42	$35	-	$41	$41	-	$48	$155	-	$168
Net EBITDA[1]	$26	$34	$32	-	$39	$38	-	$46	$130	-	$145
DCF[1]	$24	$30	$27	-	$33	$32	-	$38	$112	-	$125
DCF Coverage[1]	1.8x	1.9x	1.6x	-	1.9x	1.8x	-	2.1x	1.8x	-	2.0x

Gross Capital, Excluding Acquisitions	$76	$84	$85	-	$100	$120	-	$145	$365	-	$405
Net Capital, Excluding Acquisitions	$59	$46	$45	-	$55	$65	-	$75	$215	-	$235

Further details with respect to the second quarter results and guidance can be found in the supplemental presentation on the Partnership's website, www.nblmidstream.com.

Conference Call
Noble Midstream will host a webcast and conference call today at 1:00 p.m. Central Time to discuss second quarter 2017 financial and operational results and the Partnership's second half of 2017 outlook. The live audio webcast and related presentation material is accessible on the 'Investors' page of the Partnership's website at

www.nblmidstream.com. Conference call numbers for participation are 877-883-0383, or 412-902-6506 for international calls. The passcode number is 0898504. A replay of the conference call will be available at the same web location following the event.

About Noble Midstream Partners
Noble Midstream Partners LP is a growth-oriented master limited partnership formed by Noble Energy, Inc. to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.

Results included in this release reflect the results of our predecessor for accounting purposes for periods prior to the closing of our initial public offering (IPO) on September 20, 2016, as well as the results of the Partnership, for the period subsequent to the closing of the IPO.
This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Partnership’s current views about future events. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, Noble Energy’s ability to meet its drilling and development plans, changes in general economic conditions, competitive conditions in the Partnership’s industry, actions taken by third-party operators, gatherers, processors and transporters, the demand for crude oil and natural gas gathering and processing services, the Partnership’s ability to successfully implement its business plan, the Partnership’s ability to complete internal growth projects on time and on budget, the price and availability of debt and equity financing, the availability and price of crude oil and natural gas to the consumer compared to the price of alternative and competing fuels, and other risks inherent in the Partnership’s business, including those described under “Risk Factors” and “Forward-Looking Statements” in the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other reports we file with the Securities and Exchange Commission. These reports are also available from the Partnership’s office or website, www.nblmidstream.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Midstream does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.
This news release also contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Midstream’s overall financial performance. Please see the attached schedules for reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures.
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) that 100% of the Partnership's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.  Nominees, and not the Partnership, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Contact:
Chris Hickman
VP, Investor Relations
(281) 943-1622
chris.hickman@nblmidstream.com

Schedule 1
Noble Midstream Partners LP
Revenue and Throughput Volume Statistics
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Colorado River DevCo
Crude Oil Gathering Volumes (Bbl/d)	53,763	40,757	49,025	45,427
Natural Gas Gathering Volumes (MMBtu/d)	158,216	141,207	152,355	120,480
Produced Water Gathering Volumes (Bbl/d)	12,609	9,495	10,841	9,889
Fresh Water Delivery Volumes (Bbl/d)	113,824	23,315	93,935	33,449
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$44,730	$25,391	$80,941	$53,758

San Juan River DevCo
Fresh Water Delivery Volumes (Bbl/d)	20,067	21,670	37,759	10,835
Fresh Water Delivery Revenues — Affiliate (in thousands)	$7,946	$3,737	$20,463	$3,795

Green River DevCo
Fresh Water Delivery Volumes (Bbl/d)	—	11,954	—	13,386
Fresh Water Delivery Revenues — Affiliate (in thousands)	$—	$2,174	$—	$4,198

Laramie River DevCo LP
Fresh Water Delivery Volumes (Bbl/d)	50,326	—	25,302	—
Fresh Water Delivery Revenues — Third Party (in thousands)	$3,666	$—	$3,666	$—

Total Gathering Systems
Crude Oil Gathering Volumes (Bbl/d)	53,763	40,757	49,025	45,427
Natural Gas Gathering Volumes (MMBtu/d)	158,216	141,207	152,355	120,480
Produced Water Gathering Volumes (Bbl/d)	12,609	9,495	10,841	9,889
Gathering Revenues — Affiliate (in thousands)	$32,328	$21,489	$60,737	$43,063

Total Fresh Water Delivery
Fresh Water Delivery Volumes (Bbl/d)	184,217	56,939	156,996	57,670
Fresh Water Delivery Revenues (in thousands)	$24,014	$9,813	$44,333	$18,688

Schedule 2
Noble Midstream Partners LP
Consolidated Statements of Operations
(in thousands, except per unit amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Midstream Services Revenues
Crude Oil, Natural Gas and Produced Water Gathering — Affiliate	$32,328	$21,489	$60,737	$43,063
Fresh Water Delivery — Affiliate	20,348	9,813	40,667	18,688
Fresh Water Delivery — Third Party	3,666	—	3,666	—
Crude Oil Treating — Affiliate	1,169	1,418	2,436	2,693
Other — Affiliate	272	249	591	648
Total Midstream Services Revenues	57,783	32,969	108,097	65,092
Costs and Expenses
Direct Operating	14,293	6,685	25,694	12,573
Depreciation and Amortization	2,472	2,218	4,921	4,363
General and Administrative	3,452	2,170	6,194	4,823
Total Operating Expenses	20,217	11,073	36,809	21,759
Operating Income	37,566	21,896	71,288	43,333
Other (Income) Expense
Interest Expense, Net of Amount Capitalized	100	(266)	367	645
Investment Income	(1,641)	(1,146)	(2,706)	(2,439)
Total Other (Income) Expense	(1,541)	(1,412)	(2,339)	(1,794)
Income Before Income Taxes	39,107	23,308	73,627	45,127
Income Tax Provision	—	8,872	—	17,182
Net Income and Comprehensive Income	39,107	$14,436	73,627	$27,945
Less: Net Income Attributable to Noncontrolling Interests	7,515	N/A	17,693	N/A
Net Income Attributable to Noble Midstream Partners LP	$31,592	N/A	$55,934	N/A
Less: Net Income Attributable to Incentive Distribution Rights	92	N/A	92	N/A
Net Income Attributable to Limited Partners	$31,500	N/A	$55,842	N/A

Net Income Attributable to Limited Partners Per Limited Partner Unit — Basic and Diluted
Common Units	$0.98	N/A	$1.75	N/A
Subordinated Units	$0.98	N/A	$1.75	N/A

Weighted Average Limited Partner Units Outstanding — Basic
Common Units — Public	14,569	N/A	14,472	N/A
Common Units — Noble Energy	1,558	N/A	1,543	N/A
Subordinated Units — Noble Energy	15,903	N/A	15,903	N/A

Weighted Average Limited Partner Units Outstanding — Diluted
Common Units — Public	14,579	N/A	14,481	N/A
Common Units — Noble Energy	1,558	N/A	1,543	N/A
Subordinated Units — Noble Energy	15,903	N/A	15,903	N/A

EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	$33,880	N/A	60,381	N/A

Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$30,336	N/A	54,561	N/A

Schedule 3
Noble Midstream Partners LP
Consolidated Balance Sheets
(in thousands, unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current Assets
Cash and Cash Equivalents	$19,625	$57,421
Accounts Receivable — Affiliate	19,644	19,191
Accounts Receivable — Third Party	3,666	—
Other Current Assets	531	380
Total Current Assets	43,466	76,992
Property, Plant and Equipment
Total Property, Plant and Equipment, Gross	472,430	311,045
Less: Accumulated Depreciation and Amortization	(36,420)	(31,642)
Total Property, Plant and Equipment, Net	436,010	279,403
Investments	79,568	11,151
Deferred Charges	1,621	1,813
Total Assets	$560,665	$369,359
LIABILITIES
Current Liabilities
Accounts Payable — Affiliate	$687	$1,452
Accounts Payable — Third Party	65,047	12,501
Current Portion of Capital Lease	758	4,786
Other Current Liabilities	1,690	1,617
Total Current Liabilities	68,182	20,356
Long-Term Liabilities
Long-Term Debt	190,000	—
Asset Retirement Obligations	7,124	5,415
Long-Term Portion of Capital Lease	3,043	—
Other Long-Term Liabilities	635	683
Total Liabilities	268,984	26,454
Commitments and Contingencies
EQUITY
Partners' Equity
Limited Partner
Common Units — Public (17,943 and 14,375 units outstanding, respectively)	463,491	311,872
Common Units — Noble Energy (2,090 and 1,528 units outstanding, respectively)	(24,210)	(3,534)
Subordinated Units — Noble Energy (15,903 units outstanding)	(190,482)	(36,799)
General Partner	92	—
Total Partner's Equity	248,891	271,539
Noncontrolling Interests	42,790	71,366
Total Equity	291,681	342,905
Total Liabilities and Equity	$560,665	$369,359

Schedule 4
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Non-GAAP Financial Measures
This news release, the financial tables and other supplemental information include EBITDA and Distributable Cash Flow, both of which are non-GAAP measures that may be used periodically by management when discussing our financial results with investors and analysts. The following presents a reconciliation of each of these non-GAAP financial measures to its nearest comparable GAAP measure.

We define EBITDA as net income before income taxes, net interest expense, depreciation and amortization. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We define Distributable Cash Flow as EBITDA less estimated maintenance capital expenditures. Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash on a quarterly basis, and Distributable Cash Flow is one of the factors used by the board of directors of our general partner to help determine the amount of cash that is available to our unitholders for a given period.

We believe that the presentation of EBITDA and Distributable Cash Flow provide information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA and Distributable Cash Flow are net income and net cash provided by operating activities. EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Distributable Cash Flow exclude some, but not all, items that affect net income or net cash, and these measures may vary from those of other companies. As a result, EBITDA and Distributable Cash Flow, as presented below, may not be comparable to similarly titled measures of other companies.

EBITDA and Distributable Cash Flow should not be considered as alternatives to GAAP measures, such as net income, operating income, cash flow from operating activities, or any other GAAP measure of financial performance.

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of Net Income (GAAP) to EBITDA and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended June 30,
	2017	2016
Reconciliation from Net Income (GAAP)
Net Income and Comprehensive Income (GAAP)	$39,107	$14,436
Add:
Depreciation and Amortization	2,472	2,218
Interest Expense, Net of Amount Capitalized	100	(266)
Income Tax Provision	—	8,872
Unit-Based Compensation	206	$—
EBITDA (Non-GAAP)	41,885	$25,260
Less:
EBITDA Attributable to Noncontrolling Interests	8,005
EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	33,880
Less:
Cash Interest Paid	593
Maintenance Capital Expenditures	2,951
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$30,336
Distributions (Declared)	$16,089
Distribution Coverage Ratio (Declared)	1.9x

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to EBITDA
and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended June 30,
	2017	2016
Reconciliation from Net Cash Provided by Operating Activities (GAAP)
Net Cash Provided by Operating Activities (GAAP)	$42,302	$32,410
Add:
Interest Expense, Net of Amount Capitalized	100	(266)
Changes in Operating Assets and Liabilities	(826)	(11,930)
Change in Income Tax Payable	—	5,051
Stock Based Compensation and Other	309	(5)
EBITDA (Non-GAAP)	41,885	$25,260
Less:
EBITDA Attributable to Noncontrolling Interests	8,005
EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	33,880
Less:
Cash Interest Paid	593
Maintenance Capital Expenditures	2,951
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$30,336
Distributions (Declared)	$16,089
Distribution Coverage Ratio (Declared)	1.9x

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of 2017 GAAP Guidance to 2017 Non-GAAP Guidance
(in millions, unaudited)

2017 Guidance
	3Q	4Q	Full Year
Reconciliation from Net Income (GAAP)
Net Income and Comprehensive Income (GAAP)	$33 - $36	$38 - $42	$145 - $152
Add: Depreciation and Amortization	2 - 4	3 - 5	10 - 14
Add: Interest Expense, Net of Amount Capitalized	0 - 1	0 - 1	0 - 2
Add: Income Tax Provision	—	—	—
Add: Unit-Based Compensation	0	0	0 - 1
EBITDA (Non-GAAP)	$35 - $41	$41 - $48	$155 - $168
Less: EBITDA Attributable to Noncontrolling Interests	3 - 2	3 - 2	25 - 23
EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	$32 - $39	$38 - $46	$130 - $145
Less: Maintenance Capital Expenditures and Cash Interest	5 - 6	7 - 8	18 - 20
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$27 - $33	$32 - $38	$112 - $125
Distribution Coverage Ratio	1.6x - 1.9x	1.8x - 2.1x	1.8x - 2.0x